UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
SCHEDULE 14A INFORMATION
Consent Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
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☑ Preliminary Consent Statement
☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Consent Statement
☐ Definitive Additional Materials
☐ Soliciting Materials Pursuant to Section 240.14a-12
EMULEX CORPORATION
(Name of Registrant as Specified in its Charter)
FIJI ACQUISITION CORPORATION
BROADCOM CORPORATION
(Name of Person(s) Filing Consent Statement, if other than the Registrant)

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PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY 5, 2009

[          ], 2009

Dear Emulex Stockholder:

On April 21, 2009, Broadcom Corporation sent a letter to Emulex Corporation proposing to acquire all outstanding shares of common stock of Emulex at a price of $9.25 per share. On May 4, 2009, Emulex rejected our proposal. On May 5, 2009, our wholly owned subsidiary, Fiji Acquisition Corporation, launched a tender offer to acquire all outstanding shares of common stock of Emulex at a price of $9.25 per share in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and the accompanying Letter of Transmittal. The purpose of the offer is for us to acquire control of, and ultimately the entire equity interest in, Emulex.

Despite the fact that our proposal and the offer represent a 40% cash premium to the closing price on April 20, 2009, the last full trading day before we publicly announced our intention to acquire the Company, a 62% premium to the average closing price for the 30 trading days up to April 20, 2009, an approximately 85% premium to enterprise value as of April 20, 2009 and a 42% premium to the median analyst 12 month price target as of April 20, 2009, Emulex’s board of directors has refused to engage in discussions with us and has taken actions designed to obstruct a potential acquisition, including amending Emulex’s bylaws and adopting a “poison-pill” rights plan.

We are sending you the enclosed consent statement and accompanying GOLD consent card because we believe that by rejecting our proposal and refusing to negotiate with us or to take any action to facilitate the satisfaction of the conditions to the offer, the current directors of Emulex are not acting in your best interests by preventing you from choosing freely whether to accept the offer. Accordingly, we are soliciting consents from Emulex stockholders (a) to amend the bylaws of Emulex to permit the stockholders to call special meetings of the stockholders, (b) to designate representatives of Broadcom to act as your agents to request that Emulex call a special meeting of the stockholders to remove Emulex’s board of directors and elect an alternative slate of director nominees who are committed, subject to their duties as directors of Emulex, to removing any impediments to the ability of stockholders to choose freely whether to accept the offer and (c) to take certain other actions described in the enclosed consent statement. Please note that the enclosed GOLD consent card does not grant the power to vote your shares at the special meeting — we will be separately soliciting proxies to do so.

We believe that Emulex’s stockholders — the owners of Emulex — are entitled to decide whether or not to accept the offer.

We recommend that you consent to the proposals described in the enclosed consent statement by signing, dating and returning the enclosed GOLD consent card in the postage-paid envelope provided today.

If you hold your Emulex shares with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly contact the person responsible for your account and give instructions to promptly sign, date and return the enclosed GOLD consent card in favor of each of the proposals described in the enclosed consent statement.

If you have any questions or require any assistance in executing or delivering your consent, please call our consent solicitor, Innisfree M&A Incorporated, at (877) 687-1875 (toll-free) or (212) 750-5833 (collect).

Very truly yours,
/s/  Scott McGregor
Scott McGregor
President and Chief Executive Officer
Broadcom Corporation

PRELIMINARY COPY — SUBJECT TO COMPLETION, DATED MAY 5, 2009

CONSENT STATEMENT
OF
FIJI ACQUISITION CORPORATION
AND
BROADCOM CORPORATION

[          ], 2009

This consent statement (this “Consent Statement”) and the enclosed GOLD consent card are being furnished by Broadcom Corporation, a California corporation (“Parent”), and Fiji Acquisition Corporation (“Purchaser”), a Delaware corporation and a direct wholly owned subsidiary of Parent (“Purchaser” and, together with Parent, “Broadcom”), in connection with the solicitation by Broadcom of written consents from the holders of shares of common stock, par value $0.10 per share (the “Common Stock”), of Emulex Corporation, a Delaware corporation (the “Company”), and the associated preferred stock purchase rights (the “Rights” and together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of January 15, 2009, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”), to take the following actions (each, a “Proposal” and collectively, the “Proposals”) without a stockholders’ meeting, as authorized by the General Corporation Law of the State of Delaware (the “DGCL”):

1. Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;

2. Appoint Eric Brandt and Arthur Chong as the stockholder’s agents (each, a “Designated Agent”) for purposes of requesting that the Company call a special meeting of the stockholders of the Company (the “Special Meeting”) to (a) remove all directors in office at the time of the Special Meeting from the board of directors of the Company (the “Board”), (b) amend Section 3.3 of the Bylaws to provide that any vacancies in the Board resulting from stockholder action may be filled only by the stockholders, (c) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified and (d) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and prior to the Special Meeting;

3. Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;

4. Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and

5. Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

For detailed information concerning the Proposals, see the sections of this Consent Statement entitled “The Proposals” and “Additional Information Regarding the Proposals”.

This Consent Statement and the accompanying GOLD consent card are first being mailed to stockholders on or about [          ], 2009.

On May 5, 2009, Parent delivered written notice to the Secretary of the Company requesting that the Board fix a record date for this consent solicitation. Pursuant to Section 2.7(c) of the Bylaws, the Board must fix the record date by May 15, 2009 and the record date may be no later than May 25, 2009 or, if the Board takes no action with respect to our request, the record date will be the first date on which a signed written consent setting forth the actions taken or proposed to be taken is delivered to the Company (such date as fixed by the Board or otherwise fixed pursuant to the Bylaws, the “Record Date”). Stockholders of record as of the close of business on the Record Date will be entitled to one vote for each Share. As of May 5, 2009, Parent was the record holder of 100 Shares.

On April 21, 2009, Parent sent a letter to the Company proposing to acquire all of the outstanding Shares, at a price of $9.25 per Share in cash. We requested the opportunity to discuss our proposal with the Company, but the Company denied that request, refused to meet or negotiate with us and, on May 4, 2009, rejected our proposal. On May 5, 2009, Purchaser commenced a tender offer to purchase all of the outstanding Shares, at a price of $9.25 per Share in cash (less any applicable withholding taxes and without interest). The terms and conditions of the offer are described in the Offer to Purchase (the “Offer to Purchase”) and the accompanying Letter of Transmittal (the “Letter of Transmittal”) and the instructions thereto (the offer reflected by such terms and conditions, as they may be amended or supplemented from time to time, constitutes the “Offer”), which were included as exhibits to the Schedule TO filed by Purchaser with the Securities and Exchange Commission (the “Commission”) on May 5, 2009.

We are sending you this Consent Statement and accompanying GOLD consent card because we believe that by rejecting our proposal and refusing to negotiate with us or to take any action to facilitate the satisfaction of the conditions to the Offer, the current directors of the Company are not acting in your best interests by preventing you from choosing freely whether to accept the Offer. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to elect an alternative slate of nominees, who are committed, subject to their duties as directors of the Company, to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. The effectiveness of Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1. The effectiveness of Proposals 1, 3, 4 and 5 are not subject to the effectiveness of any other Proposal.

We intend to request that the Special Meeting be called as promptly as possible following approval of Proposals 1 and 2 and anticipate separately soliciting proxies for the Special Meeting pursuant to a separate proxy statement (the “Proxy Statement”) to be filed with the Commission. The Proxy Statement will solicit proxies to remove all directors then in office from the Board, to amend the Bylaws to require that any vacancies in the Board resulting from stockholder action be filled by the stockholders and to elect our nominees to serve until the 2009 annual meeting of stockholders of the Company. Stockholders should read both this Consent Statement and the definitive Proxy Statement, when it is available, as both require action by the stockholders and the outcome of each solicitation will impact the stockholders’ ability to accept the Offer.

This solicitation is being made by Broadcom and not on behalf of the Board or the Company’s management. Please note that the enclosed GOLD consent cards do not grant the Designated Agents the power to vote your Shares at the Special Meeting. To vote on the matters to be brought before the Special Meeting, you must vote by proxy or in person at the Special Meeting. We reserve the right to cease this consent solicitation and the proxy solicitation at any time, including in the event that we enter into an acquisition agreement with the Company.

If you want the opportunity to accept the payment for your shares offered by Purchaser, then “Consent” to the Proposals by signing, dating and returning the enclosed GOLD consent card today.

If your Shares are held in your own name, please sign, date and return the enclosed GOLD consent card in the postage-paid envelope provided.

If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.

If you have any questions regarding your GOLD consent card or require any assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1875
Banks and Brokers May Call Collect: (212) 750-5833

THIS CONSENT STATEMENT IS NEITHER A REQUEST FOR THE TENDER OF SHARES NOR AN OFFER WITH RESPECT THERETO. THE OFFER IS BEING MADE ONLY BY MEANS OF THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, EACH OF WHICH HAS BEEN FILED WITH THE COMMISSION AND SEPARATELY MAILED TO STOCKHOLDERS.

YOU MUST SEPARATELY TENDER YOUR SHARES PURSUANT TO THE OFFER IF YOU WISH TO PARTICIPATE IN THE OFFER. EXECUTING A CONSENT DOES NOT OBLIGATE YOU TO TENDER YOUR SHARES PURSUANT TO THE OFFER AND YOUR FAILURE TO EXECUTE A CONSENT DOES NOT PREVENT YOU FROM TENDERING YOUR SHARES PURSUANT TO THE OFFER.

THE TENDER OF SHARES PURSUANT TO THE OFFER DOES NOT CONSTITUTE THE GRANTING OF A CONSENT IN CONNECTION WITH THIS SOLICITATION. IF YOU HAVE TENDERED YOUR SHARES PURSUANT TO THE OFFER, YOU STILL MUST SEPARATELY EXECUTE A CONSENT IN ORDER TO CONSENT TO THE PROPOSALS.

IF YOU TAKE NO ACTION, IT IS EFFECTIVELY A VOTE AGAINST THE PROPOSALS. ABSTENTIONS, FAILURES TO EXECUTE AND RETURN CONSENTS AND BROKER NON-VOTES WILL ALL HAVE THE SAME EFFECT AS WITHHOLDING CONSENT.

INVESTORS AND STOCKHOLDERS MAY OBTAIN A FREE COPY OF PURCHASER’S SCHEDULE TO AND THE EXHIBITS THERETO, INCLUDING THE OFFER TO PURCHASE AND THE ACCOMPANYING LETTER OF TRANSMITTAL, THE PRELIMINARY PROXY STATEMENT, THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS FILED BY PURCHASER AND/OR PARENT WITH THE COMMISSION RELATING TO THE OFFER, THIS CONSENT SOLICITATION AND THE PROXY SOLICITATION (WHEN AVAILABLE) AT THE COMMISSION’S WEB SITE AT HTTP://WWW.SEC.GOV OR BY DIRECTING SUCH REQUESTS TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. STOCKHOLDERS MAY CALL TOLL-FREE AT (877) 687-1875 (BANKS AND BROKERS MAY CALL COLLECT AT (212) 750-5833).

ABOUT THE TENDER OFFER	5
BACKGROUND OF THE SOLICITATION	6
QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION	10
THE PROPOSALS	13
REASONS TO CONSENT TO THE PROPOSALS	13
ADDITIONAL INFORMATION REGARDING THE PROPOSALS	14
CERTAIN LITIGATION	18
CONSENT PROCEDURES	19
REVOCATION OF CONSENTS	20
SPECIAL INSTRUCTIONS	20
APPRAISAL RIGHTS	20
INFORMATION ABOUT PARTICIPANTS	20
SOLICITATION OF CONSENTS	21
FORWARD-LOOKING STATEMENTS	22
STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2009 ANNUAL MEETING	22
OTHER INFORMATION	22
SCHEDULE I INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT AND CERTAIN OTHER REPRESENTATIVES OF PARENT AND THE PURCHASER	I-1
SCHEDULE II SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT OF THE COMPANY	II-1

ABOUT THE TENDER OFFER

On May 5, 2009, Purchaser commenced a tender offer to purchase all of the outstanding Shares, at a price of $9.25 per Share in cash (less any applicable withholding taxes and without interest). The terms and conditions of the Offer are described in the Offer to Purchase and the accompanying Letter of Transmittal and the instructions thereto, which were included as exhibits to the Schedule TO filed by Purchaser with the Commission on May 5, 2009. The Offer to Purchase and the related Letter of Transmittal have been separately mailed to stockholders of the Company.

The purpose of the Offer is to acquire control of, and ultimately the entire equity interest in, the Company. Purchaser intends, as soon as practicable following consummation of the Offer, to seek to consummate a second-step merger or other business combination between Purchaser (and/or Parent or another direct or indirect wholly owned subsidiary of Parent) and the Company (the “Second-Step Merger”). If the Second-Step Merger occurs, each then outstanding Share (other than any Shares held by the Company, Parent, Purchaser or any wholly owned subsidiary of Parent or the Company and any Shares held by Company stockholders who have properly demanded appraisal for their Shares in accordance with the Section 262 of the DGCL) shall be cancelled and converted automatically into the right to receive $9.25 per share, in cash (less any applicable withholding taxes and without interest).

The Offer is subject to the satisfaction of certain conditions, some of which may be influenced by actions of the Board, including the following:

•	the Company’s stockholders validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that, when added to the Shares owned by Purchaser (and/or Parent or any of Parent’s subsidiaries), shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options);

•	the Board shall have redeemed the preferred stock purchase rights issued pursuant to the Rights Agreement or Purchaser shall be satisfied in its sole discretion that such rights have been invalidated or are otherwise inapplicable to the Offer and the Second-Step Merger (the “Rights Condition”);

•	Purchaser being satisfied, in its sole discretion, that the restrictions on business combinations with interested stockholders set forth in Section 203 of the DGCL are inapplicable to the Offer and the Second-Step Merger or any other business combination between the Company and Purchaser (and/or Parent or any of Parent’s subsidiaries) (the “Section 203 Condition”);

•	one or more of the following occurring (A) the Company shall have entered into a definitive merger agreement with Purchaser (and/or Parent or any of Parent’s subsidiaries) with respect to a merger of Purchaser (and/or Parent or any of Parent’s subsidiaries) and the Company, (B) Purchaser’s nominees shall constitute a majority of the Board or (C) the Company stockholders shall have validly tendered and not properly withdrawn prior to the expiration of the Offer at least that number of Shares that shall constitute at least 90% of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the exercise of any options) (the “Second-Step Merger Condition”);

•	any applicable waiting period having expired or been obtained, and any necessary or advisable consent, approval or clearance having been received, under any Antitrust Law prior to the expiration of the Offer. “Antitrust Law” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and all other federal, state and foreign statutes, rules, regulations, orders, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through mergers or acquisitions; and

•	the Company shall not have entered into or effectuated any agreement or transaction with any person or entity having the effect of impairing Purchaser’s or Parent’s ability to acquire the Company or otherwise diminishing the expected value to Parent of the acquisition of the Company.

The Offer is also subject to additional conditions set forth in the Offer to Purchase.

As of the date of the filing of this Consent Statement, the Board has rejected our proposal and has not taken any action to facilitate the satisfaction of the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition or any of the other conditions to the Offer set forth in the Offer to Purchase. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents to request that the Company call the Special Meeting to elect an alternative slate of nominees. If elected, the nominees would have the power to take certain steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second-Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Agreement to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with respect to the Second-Step Merger. Election of our nominees to the Board would satisfy the Second-Step Merger Condition. We expect that our nominees, if elected and subject to their duties as directors of the Company, would support the Offer, take actions necessary to satisfy the conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board and seek or grant such other consents or approvals as may be necessary or desirable to expedite the consummation of the Offer.

For a complete description of the terms of the Offer, the Company’s stockholders are referred to Purchaser’s Schedule TO, including the Offer to Purchase and the accompanying Letter of Transmittal. Stockholders are advised to read the Offer to Purchase, the accompanying Letter of Transmittal and other related documents regarding the Offer because they contain important information about the Offer.

BACKGROUND OF THE SOLICITATION

Parent regularly considers a variety of strategic transactions to enhance its business, including through acquisitions of companies, businesses, intellectual properties and other assets. On December 24, 2008, Scott McGregor, the president and chief executive officer of Parent, placed a telephone call to Paul Folino, the executive chairman of the Company. During this call, Mr. McGregor indicated that Parent was interested in exploring a possible business combination with the Company. The price per share for any such acquisition was not discussed. Mr. Folino told Mr. McGregor that Mr. Folino would discuss the possible business combination with the Company’s chief executive officer and the Board.

On January 9, 2009, Mr. Folino placed a telephone call to Henry Samueli, Parent’s co-founder. During this call, Mr. Folino told Dr. Samueli that Mr. Folino discussed with the Board the possible acquisition that Mr. McGregor had discussed with Mr. Folino on December 24, 2008. Mr. Folino informed Dr. Samueli that the Board had determined that the Company was not interested in discussing a transaction with Parent.

On January 14, 2009, the Company amended and restated its Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation.”

On January 15, 2009, the Company adopted the Rights Agreement to replace a pre-existing rights agreement which was to expire on January 19, 2009. The combined effect of the amendment of the Bylaws and the adoption of the Rights Agreement was to impede or preclude a potential acquisition of the Company.

On April 21, 2009, Parent sent a letter to the Company, which appears below:

April 21, 2009
The Board of Directors of Emulex Corporation
c/o Paul F. Folino
Executive Chairman of the Board of Directors
Emulex Corporation
3333 Susan Street
Costa Mesa, CA 92626

Dear Paul:

I am writing on behalf of the Board of Directors of Broadcom Corporation to propose that Broadcom acquire all of the outstanding shares of Emulex common stock for $9.25 per share, payable in cash. Our proposal is not subject to any financing condition. We are confident that if we are given the opportunity to engage directly with Emulex we will be able to negotiate a mutually acceptable merger agreement, which we believe we would be able to complete expeditiously.

Significant Premium Without Risk

Our proposal provides an opportunity for Emulex shareholders to receive an immediate and substantial cash premium that offers an attractive and highly certain outcome for their investment. Importantly, our offer reflects a material premium to Emulex’s trading values over recent months, an attractive premium to the April 20th closing price despite the recent run up in value, and a significant premium to analyst estimates of shareholder value that Emulex could expect to create on its own. Specifically, our proposal offers Emulex shareholders the following premiums:

•	40% to April 20th closing price

•	62% to the average closing price for the last 30 trading days

•	Approximately 85% to Enterprise Value*

•	42% to the Median Analyst 12 Month Price Target

* Enterprise Value = Market Equity Value + Debt − Cash & Equivalents

Given Emulex’s substantial net cash and cash equivalents balance and its obvious contribution to your overall equity value per share, approximately $3.46 per share, we think that your investors will find the Enterprise Value premium we are offering, approximately 85%, particularly persuasive. Indeed, by any relevant financial measure — premiums, trading multiples, operating cash flow, or analyst target prices — this all-cash proposal represents a compelling and unique opportunity for Emulex shareholders to realize attractive value now.

Complementary Networking Solutions Create Compelling Strategic Rationale

As you know, we have believed for some time that a combination of our two companies would benefit both companies’ shareholders and the customers we serve. With that strategic opportunity to meet the needs of the market in mind, we sought to engage you and your Board of Directors in discussions in late December regarding a potential combination of Emulex with Broadcom. We were disappointed when, in early January, you responded that the company was not for sale and abruptly cut off the possibility of further discussions. Even more troubling was the fact that merely one week after that communication, you took actions clearly designed to thwart the ability of your shareholders to receive a premium for their shares. These included adopting a “poison-pill” and amending your bylaws. It is difficult for us to understand why Emulex’s Board of Directors has not been open to consideration of a combination of our respective companies. We would much prefer to have engaged in mutual and constructive discussions with you. However this opportunity is in our view so compelling we now feel we must share our proposal publicly with your shareholders.

Our proposal to combine Broadcom and Emulex will not only provide significant benefits to Emulex shareholders, but also to Emulex’s customers, many of whom we share in common. The architecture of data centers is evolving rapidly, and customers’ desire for system consolidation is driving the need for converged networking solutions where multiple traffic types — such as network, storage and clustering — are all carried over a single network infrastructure. These converged networking solutions promise to enable end users to reduce the overall number of NICs, cables and switch ports required to run their networks, which in turn lowers overall costs, power and cooling requirements, and reduces the time and expense spent supporting and maintaining multiple distinct networks. In the future, the convergence of Fibre Channel and Ethernet “FCoE” will be offered through a single chip solution inside Servers and Switches. Customers will demand from their suppliers advanced chip technology and supply chain scale and reliability which is not an area of strength for Emulex. Broadcom brings tremendous value in advanced chip technology and supply chain scale and reliability to Emulex’s products — and customers.

If we seize the opportunity to combine Broadcom’s deep expertise and leadership in Ethernet networking and fabless SoC development with Emulex’s similarly impressive expertise and leadership in Fibre Channel storage networking these complementary strengths will enable our combined company to accelerate the development and adoption of the converged networking solutions that represent the future.

Enhances Ability to Innovate and Encourage Product Development

In addition to the development of exciting new converged networking solutions, there are substantial opportunities for this transaction to strengthen Emulex’s existing businesses given our complementary customer profiles and the potential to enhance operational and supply chain scale. We believe the proposed combination would enable us to offer our customers a more complete product portfolio, while enabling Emulex to penetrate business segments where it has historically underperformed. We are particularly excited by the value our combined company will bring to the growing blade server segment, in which Broadcom has a demonstrated track record of innovation and reliable supply to many of the leading OEMs. The combination also will allow us to dedicate more resources to product development and customer support than either company could do separately.

In short, we are confident the innovative integration of our respective technical capabilities will be a winning proposition for our customers - driving a broader set of offerings for the customers of both companies, including better support, lower costs and higher performance solutions.

Just as our combination will offer exciting and tangible benefits for customers, we also believe that a combination will be a rewarding opportunity for Emulex’s employees. We have a great deal of respect for the technical achievements of the Emulex team, and believe the continued motivation and productivity of Emulex’s employees is critical to our combined success. Broadcom has a culture rich in innovation, high quality execution, and a willingness to invest aggressively in the development of new technologies — all of which spell opportunity for the employees of a combined company to do great things. In addition, because our companies’ respective headquarters are located only a few miles from each other in Orange County, California, we hope and expect that we will be able to integrate our teams rapidly and foster a high degree of collaboration and interaction from the very start. It would be our clear intent to strive for continued technological leadership and superior customer service after our two companies are combined.

To move forward quickly, we have retained Banc of America Securities as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor, which, alongside our senior management team, have already completed extensive analysis and due diligence based on publicly available information. Broadcom has a well-established record as an acquiror, having completed more than forty such transactions over the past decade.

We understand your role as directors and your responsibility to act in the best interests of the Emulex shareholders in reviewing and making a recommendation with respect to our proposal and hope you will not take any further actions that would destroy shareholder value or otherwise impede your shareholders’ ability to approve and consummate a transaction. To that end, we are today commencing an action in the Delaware Court of Chancery against Emulex and its Board of Directors to declare invalid that portion of Section 6.4 of Emulex’s recently amended Bylaws that imposes the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding shares. We will also ask the Court of Chancery to enjoin enforcement of that provision as well as any improper actions to impede this proposal or Broadcom’s efforts to acquire control of Emulex.

Of course, our strong preference would be to proceed in a friendly, constructive way to make this exceptional opportunity a reality as soon as possible. After you have had a chance to consider our proposal with your advisors, we would welcome the opportunity to discuss it with you. But please note that regardless of whether you engage with us, we are prepared to submit our proposal directly to Emulex’s stockholders for their approval.

This matter has the highest priority for Broadcom. I look forward to a positive response from you shortly.

Sincerely yours,
/s/  Scott A. McGregor
Scott A. McGregor
President and Chief Executive Officer

On April 21, 2009, Parent issued a press release announcing that it had made the foregoing acquisition proposal. Also on April 21, 2009, the Company issued a press release acknowledging receipt of Parent’s proposal.

Also on April 21, 2009, the Company commenced the litigation described in the section of this Consent Statement entitled “Certain Litigation”.

On April 27, 2009, during Emulex’s third quarter earnings call, the Company’s President and Chief Executive Officer, James McCluney, claimed that the Board was conducting a process, with the assistance of its advisors, to review Parent’s proposal, and declined to elaborate on when that review process would conclude or what conclusion the Board would reach.

On May 4, 2009, the Company sent a letter to Parent rejecting the proposal and simultaneously published the letter in a press release. The text of the letter is as follows:

May 4, 2009

The Board of Directors of Broadcom Corporation
c/o Scott McGregor, Chief Executive Officer
Broadcom Corporation
5300 California Avenue
Irvine, California 92617

Mr. McGregor,

We received your unsolicited, non-binding proposal to acquire Emulex for $9.25 per share in cash on April 21, 2009 and have carefully evaluated it in consultation with our financial and legal advisors. While we understand your interest in our Company, we believe your offer of $9.25 per share significantly undervalues Emulex’s long-term prospects and is not in the best interest of our stockholders. As a result, the Board of Directors has unanimously decided to reject your proposal.

Your proposal significantly undervalues Emulex’s long-term prospects, particularly with respect to new data center opportunities in network convergence. As you are well aware, Emulex is successfully building a leadership position in the rapidly expanding network convergence market. Over the past several months, Emulex has achieved numerous design wins with tier-one server original equipment manufacturers (OEMs) with our groundbreaking OneConnecttm Universal Converged Network Adapter (UCNA) platform and OneCommandtm convergence management framework. These include five tier-one 10Gb/s Ethernet Network Interface Card (NIC) placements, three 10Gb/s Internet Small Computer System Interface (iSCSI) CNA placements and four 10Gb/s Fibre Channel over Ethernet (FCoE) CNA placements. Our leadership in network convergence enables us to expand into new product categories that have significantly increased our value to OEMs and will more than double our current addressable market. We expect to see meaningful revenue from these products in calendar year 2010 and beyond, and hence, they will be a key value-driver for Emulex over the long-term.

Emulex’s existing host server and embedded storage businesses also continue to represent significant value. Our established customer base includes a broad range of server and storage OEMs, including Cisco, Dell, EMC, Fujitsu, Hitachi, HP, IBM, LSI, NEC, NetApp, Sun and Xyratex, among others. The Company is continually innovating new products and solutions in our core business, such as our new encryption HBA and our embedded storage systems and solutions, to meet our customers’ evolving needs. With our strong customer base, our established sales channels, and our proven innovation in these markets, Emulex expects to deliver significant value to its stockholders.

Additionally, we have made significant operational improvements in the Company’s cost and tax structure, while at the same time increasing our international operations over the last several quarters. We believe these changes will enable Emulex to more efficiently serve our global customer base and ultimately result in increased profitability and value-creation over the long-term.

Your unsolicited proposal is opportunistic given Broadcom is uniquely aware of the new unannounced design wins that Emulex has secured with tier-one OEMs at the expense of Broadcom and other competitors. As you know, these design wins are kept confidential at our customers’ request and do not typically begin contributing revenue for several quarters. Thus, Emulex’s stock price does not fully reflect the long-term value creation potential that the Company has already secured. However, given that some of these design wins have come at your expense, including your core Ethernet networking business, you are uniquely aware of the future value we have secured and how well positioned we are to unseat you on many other platforms in the near future. We believe your proposal is an opportunistic attempt to capture that value, which rightly belongs to our stockholders.

Your unsolicited proposal is an opportunistic attempt to take advantage of Emulex’s depressed stock price due to unprecedented macroeconomic conditions. Your proposal is approximately 37% below the Company’s 52-week high of $14.74 per share. Over this same time period, the Nasdaq is down approximately 33% and our industry as a whole is trading at significantly depressed values. Additionally, Emulex’s stock was trading near its lowest levels in nearly ten years just before your proposal.

In closing, I note that your April 21 letter incorrectly describes our prior communications regarding your interest in Emulex, as well as Emulex’s corporate governance structure. It is unclear why you raised these subjects and made inaccurate statements in regard to them as they are unrelated to your proposal, so I will not respond other than to strongly urge you that any statements you plan to release to the public or make to stockholders or customers in the future be accurate.

The Board of Directors is very enthusiastic about the future prospects of the Company and the long-term value potential of our current strategy. As such, while we understand your interest in our business, we believe your proposal to acquire Emulex significantly undervalues our Company and is not in the best interests of Emulex stockholders.

Sincerely,

/s/ Paul F. Folino
Executive Chairman
Emulex Corporation

On May 5, 2009, Purchaser commenced the Offer.

On May 5, 2009, Broadcom filed this preliminary Consent Statement.

QUESTIONS AND ANSWERS RELATING TO THIS CONSENT SOLICITATION

The following are certain questions you may have as a stockholder of the Company and the answers to those questions. The following questions and answers are not a substitute for the information contained in this Consent Statement and are qualified in their entirety by the more detailed descriptions and explanations contained elsewhere in this Consent Statement. We urge you to read this Consent Statement carefully in its entirety.

Who is making the solicitation?

Parent is one of the world’s largest fabless semiconductor companies, providing semiconductors for wired and wireless communications. Purchaser is a newly formed Delaware corporation and wholly-owned subsidiary of Parent that was organized in connection with the Offer.

This consent solicitation is being made by Purchaser and Parent. For more information regarding Purchaser and Parent please see the section of this Consent Statement entitled “Information About Participants”.

What are the Proposals for which written consents are being solicited?

We are soliciting your written consent to the following Proposals: (i) to amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders; (ii) to authorize the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to remove all directors then in office from the Board and elect an alternative slate of director nominees; (iii) to amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders; (iv) to amend Section 2.7 of the Bylaws to require the

Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and (v) to repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009. For detailed information concerning the Proposals, see the sections of this Consent Statement entitled “The Proposals” and “Additional Information Regarding the Proposals”.

Why are we soliciting your consent?

As of the date of the filing of this Consent Statement, the Board has rejected our proposal and has not taken any action to satisfy the conditions to the Offer set forth in the Offer to Purchase. Accordingly, we are seeking your consent to the Proposals in order to amend the Bylaws to permit the stockholders to request that the Company call special meetings of stockholders and to designate the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to elect an alternative slate of nominees who are committed, subject to their duties as directors of the Company, to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. If elected, our nominees would have the power to take certain steps necessary to permit the stockholders of the Company to accept the Offer, including approving the Offer and the Second-Step Merger for purposes of Section 203 of the DGCL, terminating or rendering inapplicable the Rights Plan to the Offer and the Second-Step Merger and causing the Company to enter into a definitive merger agreement with respect to the Second-Step Merger. If elected at the Special Meeting and subject to their duties as directors of the Company, we expect that our nominees would take such actions as may be required to expedite the consummation of the Offer.

What must happen to complete the Offer?

Purchaser does not intend to purchase Shares tendered unless the conditions to the Offer, including those described in the section entitled “Tender Offer”, are satisfied. If elected at the Special Meeting and subject to their duties as directors of the Company, our nominees would have the power to take, and we expect that they would take, actions to expedite the consummation of the Offer, including taking actions necessary to satisfy the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition and any of the other conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board. If our nominees are not elected to the Board at the Special Meeting, then there is no guarantee that certain of the conditions described above would ever be satisfied. We do not intend to waive these conditions.

While certain conditions to the Offer are within the control of the Board, certain other conditions, such as the expiration of any applicable waiting periods under, and receipt of any consent, approvals or clearance necessary or advisable under, any applicable Antitrust Laws and the willingness of stockholders to tender their Shares pursuant to the Offer, are not within the Board’s control. However, absent the Board failing to take steps to approve the Offer and Second-Step Merger or taking steps to create additional impediments or to implement additional takeover defenses in response to the Offer, we believe that there is no reason why the Offer could not be consummated on a reasonably prompt basis.

If you consent to the Proposals, are you agreeing to tender your shares in the Offer?

No, the Offer is being made only by means of the Offer to Purchase and accompanying Letter of Transmittal, each of which has been filed with the Commission and separately mailed to stockholders. You must separately tender your Shares pursuant to the Offer if you wish to participate in the Offer. Executing a consent does not obligate you to tender your Shares pursuant to the Offer and failing to execute a consent does not prevent you from tendering your Shares pursuant to the Offer.

Why do we intend to solicit proxies pursuant to the Proxy Statement?

We intend to separately solicit proxies to be used at the Special Meeting to remove all directors then in office from the Board and elect the nominees to be named in the Proxy Statement to serve until the 2009 annual meeting of stockholders of the Company or until their successors are duly elected and qualified. Stockholders should read both this Consent Statement and the definitive Proxy Statement, when it is available. The outcome of each solicitation will impact the stockholders’ ability to accept the Offer.

Who are the nominees that will be named in the Proxy Statement?

We are still selecting the nominees that will be named in the Proxy Statement for election at the Special Meeting. We urge you to read the definitive Proxy Statement, when it is available.

Who is eligible to grant written consent in favor of the Proposals?

Only stockholders of record of Shares as of the close of business on the Record Date are entitled to provide their written consent in favor of the Proposals. If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed. If you are a stockholder of record as of the Record Date, you will retain your right to grant a written consent in favor of the Proposals, even if you sell your Shares after the Record Date.

How many written consents must be received in order to take the proposed actions?

On January 14, 2009, the Board purported to amend and restate the Company’s Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation”. Accordingly, we believe that consents representing a majority of all Shares issued and outstanding as of the close of business on the Record Date are required in order to implement Proposals 1, 3, 4 and 5; provided, however, that if the Litigation is not successful, consents representing 66 2/3% of all Shares issued and outstanding as of the close of business on the Record Date will be required in order to implement Proposals 1, 3, 4 and 5. If Proposal 1 is adopted, consents representing 10% of all Shares issued and outstanding will be required to request that the Company call the Special Meeting.

What should you do to submit a written consent?

If your Shares are held in your own name, please mark, sign, date and return the enclosed GOLD consent card in the postage-paid envelope provided.

If you hold your Shares in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed.

Please see the section of this Consent Statement entitled “Consent Procedures” for additional information regarding submitting a written consent.

What is the deadline for submitting written consents?

In order for the Proposals to be adopted, the Company must receive written consents signed by a sufficient number of stockholders to adopt the Proposals within 60 days of the date of the earliest dated consent delivered to the Company. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT.

Whom should you call if you have any questions about the solicitation?

If you have any questions or need any assistance please call our consent solicitor, Innisfree, toll free at (877) 687-1875 (banks and brokers call collect at (212) 750-5833).

THE PROPOSALS

Purchaser is seeking written stockholder consents, without a stockholder meeting, to the following Proposals:

1. Amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to request that the Company call a special meeting of stockholders;

2. Appoint the Designated Agents as stockholder’s agents for purposes of requesting that the Company call the Special Meeting to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) amend Section 3.3 of the Bylaws to provide that any vacancies in the Board resulting from stockholder action may be filled only by the stockholders, (c) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the stockholders of the Company or until their successors are duly elected and qualified, and (d) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the Special Meeting;

3. Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders;

4. Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request; and

5. Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

For detailed information concerning the Proposals, see the section of this Consent Statement entitled “Additional Information Regarding the Proposals”.

REASONS TO CONSENT TO THE PROPOSALS

We urge you to consent to the Proposals for the following reasons:

•	The Offer represents a 40% cash premium to the closing price on April 20, 2009, the last full trading day before we publicly announced our intention to acquire the Company, a 62% premium to the average closing price for the 30 trading days up to April 20, 2009, an approximately 85% premium to enterprise value (the Company’s market equity value plus debt minus cash and cash equivalents) as of April 20, 2009 and a 42% premium to the Median Analyst 12 Month Price Target as of April 20, 2009.

•	The Offer gives stockholders the opportunity to sell their entire position in the Company at a premium.

•	The Offer is not subject to any financing condition.

•	Despite these characteristics of the Offer, the Board has rejected our proposal and has refused to engage in discussions with us or to take actions to facilitate consummation of the Offer.

•	Following our initial indication of interest, the Board took affirmative steps to obstruct a potential acquisition, including amending the Bylaws to require the approval of 66 2/3% of the outstanding Shares for stockholders to amend the Bylaws and implementing the Rights Agreement.

•	Calling the Special Meeting is necessary to elect a slate of directors who we would expect to take actions to expedite the consummation of the Offer.

By consenting to the Proposals, including Proposal 2 to authorize the Designated Agents to act as your agents for purposes of requesting that the Company call the Special Meeting to remove all directors then in office from the Board and elect the nominees to be named in the Proxy Statement, you will be taking necessary steps toward electing a slate of directors who are committed to removing any impediments to the ability of stockholders to choose freely whether to accept the Offer. We expect that our nominees, if elected and subject to their duties as directors of the Company, will support the Offer and the Second-Step Merger and take certain actions necessary to satisfy the Rights Condition, the Section 203 Condition, the Second-Step Merger Condition and any of the other conditions to the Offer set forth in the Offer to Purchase that may be influenced by the Board.

ADDITIONAL INFORMATION REGARDING THE PROPOSALS

PROPOSAL 1 — AMEND BYLAWS TO ALLOW STOCKHOLDERS HOLDING 10% OF THE OUTSTANDING SHARES TO REQUEST THAT THE COMPANY CALL SPECIAL MEETINGS OF STOCKHOLDERS

Section 211 of the DGCL provides that meetings of the stockholders of a corporation may be called by the board of directors or such other person or persons as may be authorized by a Delaware corporation’s certificate of incorporation or by-laws. The Bylaws do not currently allow stockholders to request that the Company call special meetings of the stockholders. Proposal 1 would amend Section 2.3 of the Bylaws to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s Shares issued, outstanding and entitled to vote to request that the Company call a special meeting of stockholders.

In particular, the amendment would delete the text of Section 2.3 of the Bylaws and replace it with the following:

“Unless otherwise required by statute, special meetings of the stockholders, for any purpose or purposes, may be called by the Chairman of the Board, the President, or the Secretary of the Corporation, and shall be called by any such officer at the request in writing of (i) the Board of Directors, (ii) the Chairman of the Board, (iii) the Chief Executive Officer or (iv) stockholders owning, individually or in the aggregate, 10% or more of the common stock of the corporation issued, outstanding and entitled to vote as of the date the written notice referenced in this Section 2.3 requesting such meeting is delivered to the Secretary of the corporation. If a special meeting of the stockholders is requested by stockholders pursuant to clause (iv) of this Section 2.3, such stockholders shall provide written notice to the Secretary of the corporation, which notice may designate the date, time and place of such special meeting and shall describe the business to be transacted; provided, however, that the date of the special meeting shall not be less than twenty (20) days nor more than seventy (70) days after the delivery of such notice to the Secretary. In the event that the written notice to the Secretary of the corporation does not include a designation of the date, time or place of such special meeting, the Board of Directors shall determine any of such items; provided, however, that the date of the special meeting shall not be less than twenty (20) days nor more than seventy (70) days after the delivery of such notice to the Secretary and the place of the special meeting shall be in Orange County, California. Within eleven (11) days after delivery of such written notice, the Secretary of the corporation shall cause notice to be given to the stockholders entitled to vote at such special meeting in accordance with Section 2.4, and, in the case of a special meeting called by stockholders pursuant to clause (iv) of this Section 2.3, such notice shall state that a special meeting will be held at the date, time and place determined as set forth above and shall describe the business to be transacted at such meeting, which shall include the business described in the written notice provided by such stockholders to the Secretary. Notwithstanding anything to the contrary set forth herein, should the Secretary fail to cause notice to be given to the stockholders of the special meeting within eleven (11) days after delivery of such written notice, the stockholder or stockholders calling the meeting (or their designated agent(s)) may elect to do so by providing written notice to the Secretary of their intention to provide such notice. If the stockholder or stockholders calling the meeting shall provide notice of the meeting, the corporation shall reimburse such stockholder or stockholders for all reasonable expenses incurred thereby (including, without limitation, printing and postage expenses) in connection with the provision of such notice. A special meeting called pursuant to clause (iv) of Section 2.3 may not be postponed, cancelled or adjourned; provided, however, that the stockholders of the corporation may vote to adjourn such special meeting in accordance with Delaware law. Stockholders requesting a special meeting pursuant to clause (iv) of this Section 2.3 may appoint one or more designated agents to represent such stockholders (i) to take all action necessary or appropriate to request that the corporation call a special meeting; (ii) to set the time, date and place of the special meeting; and (iii) to exercise any and all of the other rights of the stockholders of the corporation incidental to calling and convening a special meeting, including the right to cancel the special meeting.”

We recommend that you consent to Proposal 1.

PROPOSAL 2 — AUTHORIZE DESIGNATED AGENTS TO REQUEST THAT THE COMPANY CALL THE SPECIAL MEETING

We are furnishing this Consent Statement and the enclosed GOLD consent card with agent designation to the holders of outstanding Shares for the appointment of each of Eric Brandt and Arthur Chong, acting severally or jointly and each with full power of substitution, as such holder’s agents (each, a “Designated Agent”), to represent such stockholder and all Shares held by such stockholder to (i) take all action necessary or appropriate to request that the Company call the Special Meeting of the stockholders of the Company to (a) remove all directors in office at the time of the Special Meeting from the Board, (b) amend Section 3.3 of the Bylaws to provide that any vacancies in the Board resulting from stockholder action may be filled only by the stockholders, (c) elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the Company or until their successors are duly elected and qualified and (d) repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the Special Meeting; (ii) set the time, date and place of the Special Meeting; and (iii) exercise any and all of the other rights of such stockholder incidental to calling and convening the Special Meeting and causing the purposes of the authority expressly granted pursuant to the agent designation to be carried into effect. The procedures for calling a special meeting are governed by the Bylaws, which (assuming adoption of Proposal 1) provide that a special meeting shall be held upon the written request of any stockholder or stockholders owning, individually or in the aggregate, 10% or more of the Shares issued, outstanding and entitled to vote.

If we obtain sufficient agent designations to request that the Company call the Special Meeting, we expect to cause the Designated Agents to request that the Company call the Special Meeting and we will file with the Commission and provide to the stockholders the definitive Proxy Statement and a proxy card relating to the Special Meeting.

Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1.

We recommend that you consent to Proposal 2.

PROPOSAL 3 — LIMIT ADVANCE NOTICE BYLAW TO ANNUAL MEETINGS OF THE STOCKHOLDERS

Section 3.18 of the Bylaws currently requires any stockholder nominating any person for election to the Board to provide advance notice of such nomination and detailed information regarding each such nominee to the Company in writing. Notices of nomination relating to a special meeting of stockholders must be delivered to the Company no earlier than ninety (90) days prior to such special meeting and no later than the later of sixty (60) days prior to such special meeting or the tenth day following the day on which public disclosure is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. Stockholder nominations that the Company determines do not comply with Section 3.18 shall be disregarded. Proposal 3 would amend Section 3.18 of the Bylaws to limit its application to stockholder nominations for election to the Board at annual meetings of the stockholders and would expressly state that Section 3.18 does not apply to stockholder nominations for elections to the Board at special meetings of the stockholders.

In particular, the amendment would delete Section 3.18 of the Bylaws and replace it with the following:

“Section 3.18 Notice of Stockholder Nominees for Election at Annual Meetings.

(a) Only persons who are nominated in accordance with the procedures set forth in this Section 3.18 shall be eligible for election as directors at any annual meeting of the stockholders. To be properly brought before an annual meeting of the stockholders, nominations of persons for election to the Board must be: (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board; (ii) otherwise properly brought before the meeting by or at the direction of the Board; or (iii) otherwise properly brought before the meeting by any stockholder of the corporation entitled to vote for the election of directors at the meeting who complies with the notice procedures set forth in this Section 3.18. Such nominations, other than those made by or at the direction of the Board, shall be made pursuant to timely notice in writing to the Secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely received must be received not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of the annual meeting was first made. For purposes of this Section 3.18, public disclosure shall be deemed to include a mailing of a notice to stockholders or a disclosure made in a press release reported by the Dow Jones News Services, Associated Press or a comparable national news service, or in a document filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(b) A stockholder’s notice to the Secretary shall set forth:

(i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of the corporation which are owned of record and beneficially by such person, and (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for the election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such persons’ written consent to serving as a director if elected);

(ii) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (A) the name and address, as they appear on the corporation’s books, of such stockholder, and the name and address of such beneficial owner, (B) the class and number of shares of capital stock of the corporation which are owned of record by such stockholder and such beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the corporation owned of record by the stockholder and such beneficial owner as of the record date for the meeting, and (C) a representation that the stockholder intends to appear in person or by proxy at the meeting to propose such nomination;

(iii) as to the stockholder giving the notice or, if the notice is given on behalf of a beneficial owner on whose behalf the nomination is made, as to such beneficial owner: (A) the class and number of shares of capital stock of the corporation which are beneficially owned by such stockholder or beneficial owner as of the date of the notice, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for such meeting of the class and number of shares of capital stock of the corporation beneficially owned by such stockholder or beneficial owner as of the record date for the meeting, (B) a description of any agreement, arrangement or understanding with respect to such nomination between or among such stockholder or beneficial owner and any other person, including without limitation any agreements that would be required to be disclosed pursuant to Item 5 or Item 6 of Exchange Act Schedule 13D (regardless of whether the requirement to file a Schedule 13D is applicable to the stockholder or beneficial owner) and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for the meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting, and (C) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in the share price of any class of the corporation’s capital stock, or increase or decrease the voting power of the stockholder or beneficial owner with respect to shares of stock of the corporation, and the stockholder’s agreement to notify the corporation in writing within five business days after the record date for the meeting of any such agreement, arrangement or understanding in effect as of the record date for the meeting; and

(iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or otherwise to solicit proxies from stockholders in support of such nomination.

(c) At the request of the Board any person proposed to be nominated for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in a stockholder’s notice of nomination which pertains to the proposed nominee and such other information as the corporation may reasonably request, including such information as would be necessary for the corporation to determine whether the proposed nominee can be considered an independent director.

(d) No person shall be eligible for election as a director of the corporation at an annual meeting of the stockholders unless nominated in accordance with the procedures set forth in this Section 3.18. Except as otherwise provided by law, the Chairman of the Board shall have the power and duty to determine whether a nomination proposed to be brought before an annual meeting was made in accordance with the procedures set forth in this Section 3.18. The Chairman of the meeting shall, if such a determination is made, declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these By-laws, and the defective nomination shall be disregarded. Notwithstanding the foregoing provisions of this Section 3.18, unless otherwise required by law, if the stockholder does not provide the information required under clauses (b)(ii)(B) and (b)(iii)(A)-(C) of this Section 3.18 to the corporation within five business days following the record date for the meeting or if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting to present the nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 3.18, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or authorized by a writing executed by such stockholder (or a reliable reproduction or electronic transmission of the writing) delivered to the corporation prior to making of such nomination at such meeting by such stockholder stating that such person is authorized to act for such stockholder as proxy at the meeting of stockholders.

(e) For the avoidance of doubt, this Section 3.18 shall not apply to the nomination by any stockholder of persons for election to the Board at a special meeting of stockholders.”

We recommend that you consent to Proposal 3.

PROPOSAL 4 — AMEND RECORD DATE BYLAW WITH RESPECT TO SPECIAL MEETINGS OF THE STOCKHOLDERS CALLED BY THE STOCKHOLDERS

Section 2.7 of the Bylaws currently provides that the Board may fix a record date for the determination of the stockholders entitled to notice of, or to vote at, any meeting of the stockholders, which shall not precede the date upon which the resolution fixing the record date is adopted by the Board, or be more than sixty (60) or less than ten (10) days prior to the date of such meeting. Section 2.7 provides that if no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. Proposal 4 would amend Section 2.7 of the Bylaws to provide that if any stockholder or stockholders shall request a special meeting pursuant to clause (iv) of Section 2.3, within ten (10) days after the date on which such request is received the Board shall adopt a resolution fixing the record date for determining stockholders entitled to notice of and to vote at such special meeting, which record date shall not precede or be more than ten (10) days after the date of such resolution, and that if the Board does not fix a record date within ten (10) days after the date on which such request is received, the record date shall be the day next preceding the day on which notice is given to the stockholders of the special meeting.

In particular, the amendment would delete the text of Section 2.7(b) of the Bylaws and replace it with the following:

‘‘(b)(i) The record date for the determination of the stockholders entitled to notice of or to vote at any meeting of the stockholders (other than a special meeting of stockholders called in response to the written request of one or more stockholder(s) in accordance with Section 2.3) shall not precede the date upon which the resolution fixing the record date is adopted by the Board, nor be more than sixty (60) nor less than ten (10) days prior to the date of the meeting. If no record date is fixed by the Board, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders (other than a special meeting of stockholders called in response to the written request of one or more stockholder(s) in accordance with Section 2.3) shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

(ii) Notwithstanding anything to the contrary set forth herein, if any stockholder or stockholders shall request a special meeting pursuant to clause (iv) of Section 2.3, then the Board shall promptly, but in all events within ten (10) days after the date on which such request is received, adopt a resolution fixing the record date for determining stockholders entitled to notice of and to vote at such special meeting of stockholders, which record date shall not precede or be more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board; provided, however, that if no such resolution has been adopted by the Board within ten (10) days after the date on which such request is received, such record date shall be at the close of business on the day next preceding the day on which notice is given to the stockholders.”

We recommend that you consent to Proposal 4.

PROPOSAL 5 — REPEAL ANY AMENDMENTS TO THE BYLAWS ADOPTED BY THE BOARD ON OR AFTER JANUARY 15, 2009.

Section 6.4 of the Bylaws provides that, subject to certain limited exceptions, the Bylaws may be amended or repealed by the Board. In order to ensure that the will of the Company’s stockholders with respect to this consent solicitation is upheld, Proposal 5 would repeal any new Bylaw or amendment to the Bylaws adopted by the Board without stockholder approval on or after January 15, 2009 (the day after the date of the last publicly disclosed amendment to the Bylaws).

We are not currently aware of any specific Bylaw provisions that would be repealed by the adoption of this Proposal. However, the Board has the ability, prior to the effectiveness of the Proposals, to adopt Bylaw amendments that could adversely impact the effectiveness of this consent solicitation and the proxy solicitation or otherwise impede the Offer or Broadcom’s efforts to acquire control of the Company. Although adoption of this Proposal could have the effect of repealing previously undisclosed Bylaw amendments without considering the beneficial nature, if any, of such amendments to stockholders of the Company, it would not repeal any such amendments that were approved by the stockholders of the Company.

We recommend that you consent to Proposal 5.

CERTAIN LITIGATION

On April 21, 2009, Parent commenced an action in the Delaware Court of Chancery against the Company and the Board (the “Litigation”) to declare invalid the portion of Section 6.4 of the Company’s Bylaws that purports to impose the requirement that the Bylaws may not be altered, amended or repealed by the stockholders without the vote or written consent of 66 2/3% of the outstanding Shares, which amendment was purportedly adopted by the Board on January 14, 2009 following Parent’s initial indication of interest in a potential transaction with the Company. Parent has asked the Court of Chancery to enjoin enforcement of that provision as well as any other improper actions taken by the Company or the Board to impede the Offer or Broadcom’s efforts to acquire control of the Company. On May 5, Parent amended the complaint filed in this matter to also seek that the Court of Chancery declare that the Board breached its fiduciary obligation to the Company stockholders by maintaining Section 6.4 of the Company’s Bylaws, the amendments to Sections 2.7(c), 2.14 and 3.18 to the Company’s Bylaws and the Rights Agreement and enjoin the Board from enforcing or applying these provisions.

CONSENT PROCEDURES

Section 228 of the DGCL provides that, absent a contrary provision in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote if consents in writing setting forth the action so taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and those consents are delivered to the corporation. The Company’s certificate of incorporation does not contain any such contrary provision and the Bylaws expressly permit action by written consent of the stockholders.

On May 5, 2009, Parent delivered written notice to the Secretary of the Company requesting that the Board fix a record date for this consent solicitation. The Board has established [          ], 2009 as the Record Date for this consent solicitation.

On January 14, 2009, the Board purported to amend and restate the Company’s Bylaws to, among other changes, provide that alteration, amendment or repeal of the Bylaws by the stockholders of the Company would require the approval of 66 2/3% of the outstanding Shares. Parent has commenced an action against the Company and the Board to declare invalid and enjoin the enforcement of the portion of Section 6.4 of the Bylaws imposing the 66 2/3% approval requirement and intends to vigorously pursue the Litigation. For a more detailed description of the Litigation, see the section of this Consent Statement entitled “Certain Litigation”. Accordingly, we believe that consents representing a majority of all Shares issued and outstanding as of the close of business on the Record Date are required in order to implement Proposals 1, 3, 4 and 5; provided, however, that if the Litigation is not successful, consents representing 66 2/3% of all Shares issued and outstanding as of the close of business on the Record Date will be required in order to implement Proposals 1, 3, 4 and 5. If Proposal 1 is adopted, consents representing 10% of all Shares issued, outstanding and entitled to vote will be required to request that the Company call the Special Meeting.

According to publicly available information, the Shares constitute the only class of outstanding voting securities of the Company. Only holders of Shares at the close of business on the Record Date are entitled to execute consents to the Proposals. Each Share represents one vote and all shares vote together as a single class. If you are a stockholder of record as of the Record Date, you will retain your right to grant a written consent in favor of the Proposals, even if you sell your Shares after the Record Date. The tender of Shares pursuant to the Offer does not constitute the grant to Purchaser of a consent or any rights to consent with respect to the tendered Shares until such time as such Shares are accepted for payment by Purchaser. Accordingly, it is important that you provide or cause to be provided consent for the Shares held by you as of the close of business on the Record Date on the GOLD consent card, even if you sell or tender your Shares after the Record Date.

According to the Company’s Quarterly Report on Form 10-Q filed on April 29, 2009, as of April 22, 2009, there were 82,615,931 Shares issued and outstanding. Assuming that the number of issued and outstanding Shares is 82,615,931, we believe that the consent of at least 41,307,966 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5 and the consent of at least 8,261,594 Shares would be necessary to effect Proposal 2; provided, however, that if the Litigation is not successful, the consent of at least 55,077,288 Shares would be necessary to effect each of Proposals 1, 3, 4 and 5. The actual number of consents necessary to effect the Proposals will depend on the facts as they exist on the Record Date.

In order for the Proposals to be adopted, the Company must receive written consents signed by a sufficient number of stockholders to adopt the Proposals within 60 days of the date of the earliest dated consent delivered to the Company. WE URGE YOU TO ACT PROMPTLY TO ENSURE THAT YOUR CONSENT WILL COUNT.

If the Proposals are adopted pursuant to the consent procedures, prompt notice will be given pursuant to Section 228(d) of the DGCL to stockholders who have not executed consents.

REVOCATION OF CONSENTS

An executed GOLD consent card may be revoked by signing, dating and delivering a written revocation at any time prior to receipt by the Company of the required number of properly completed, unrevoked consents to authorize the proposed actions. Revocations may only be made by the record holder that granted such consent. The delivery of a subsequently dated consent card that is properly completed and signed will constitute a revocation of any earlier consent card delivered by such record holder. The revocation may be delivered either to Purchaser, care of Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, or to the Company at 3333 Susan Street, Costa Mesa, California 92626. Although a revocation is effective if delivered to the Company, we request that a copy of all revocations of consents be mailed or delivered to Purchaser, care of Innisfree, at the address set forth above, so that we will be aware of all revocations and can more accurately determine if and when sufficient unrevoked consents to take the actions described herein have been received.

SPECIAL INSTRUCTIONS

If you were a record holder of Shares as of the close of business on the Record Date, you may elect to consent to, withhold consent to or abstain from consenting to each Proposal by marking the “CONSENT”, “DOES NOT CONSENT” or “ABSTAIN” box, as applicable, underneath each such Proposal on the accompanying GOLD consent card and signing, dating and returning it promptly in the postage-paid envelope provided.

If you fail to check a box marked “CONSENT”, “DOES NOT CONSENT” or “ABSTAIN” for any of the Proposals, you will be deemed to have consented to such Proposal.

WE RECOMMEND THAT YOU CONSENT TO EACH OF THE PROPOSALS.

YOUR CONSENT IS IMPORTANT. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GOLD CONSENT CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE TO INNISFREE TODAY.

If your Shares are held in “street name” with a bank, brokerage firm, dealer, trust company or other nominee, only they can exercise your right to consent with respect to your Shares and only upon receipt of your specific instructions. Accordingly, it is critical that you promptly give instructions to your bank, brokerage firm, dealer, trust company or other nominee to ensure that a GOLD consent card is submitted on your behalf. We urge you to confirm in writing your instructions to the person responsible for your account and to provide a copy of those instructions to Purchaser c/o Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022, so that we may be aware of all instructions given and can attempt to ensure that such instructions are followed. Abstentions, failures to execute and return consents and broker non-votes will each have the same effect as withholding consent to the Proposals.

Execution and delivery of a consent by a record holder of Shares will be presumed to be a consent with respect to all Shares by such record holder unless the consent specifies otherwise.

APPRAISAL RIGHTS

Holders of Shares do not have appraisal rights under Delaware law in connection with this consent solicitation, the Proposals or the Offer. However, if a merger (including, without limitation, the Second-Step Merger) involving the Company is consummated on the terms currently contemplated, stockholders of the Company who have neither voted in favor of the merger nor consented thereto in writing, and who otherwise comply with the applicable statutory procedures under the DGCL will be entitled to seek appraisal rights in respect thereof.

INFORMATION ABOUT PARTICIPANTS

Purchaser is a wholly owned subsidiary of Parent organized in 2009 under the laws of the state of Delaware for the purpose of engaging in a business combination with the Company. Purchaser has not, and is not expected to, engage in any business other than in connection with its organization, the Offer, the Second-Step Merger, this consent solicitation and the proxy solicitation. Purchaser’s principal executive offices and the telephone number are the same as those of Parent.

Parent was organized in 1991 under the laws of the state of California. Parent’s principal executive offices are located at 5300 California Avenue, Irvine, California 92617-3038 and its telephone number at that location is (949) 926-5000. A Fortune 500 Company, Parent is one of the world’s largest fabless semiconductor companies, providing semiconductors for wired and wireless communications. Parent is listed on the NASDAQ Global Select Market under the trading symbol “BRCM”. As of the date of the filing of this Consent Statement with the Commission, Parent owns beneficially (as defined for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) and of record less than 0.1% of the outstanding Shares.

To the extent that the matters acted on by the Consent Statement may have an effect upon the consummation of the Offer and the Second-Step Merger, Purchaser and Parent may be deemed to have an interest in such matters as a result of (i) Parent’s ownership of 100 Shares, (ii) Purchaser being the offeror in the Offer and (iii) Purchaser (and/or Parent or any of Parent’s subsidiaries) being a proposed party to the Second-Step Merger.

Directors and executive officers of Purchaser, Parent and/or their respective associates may also be directors or officers of other companies and organizations that have engaged in transactions with the Company or its subsidiaries in the ordinary course of business. Although we are not aware of any specific transaction involving the Company and such other companies and organizations, we believe that the interest of those directors and executive officers and their associates with respect to any such transaction would not be of material significance.

SOLICITATION OF CONSENTS

Consents may be solicited by mail, telephone, telefax, the internet, e-mail, newspapers and other publications of general distribution and in person. Information regarding directors, executive officers and employees of Purchaser or Parent who may solicit consents or assist in the solicitation of consents is set forth on Schedule I hereto.

We have retained Innisfree M&A Incorporated (“Innisfree”) for solicitation and advisory services in connection with the consent solicitation and the proxy solicitation, for which Innisfree is to receive a fee of up to approximately $500,000. Up to 100 people may be employed by Innisfree in connection with the consent solicitation and the proxy solicitation. We have also agreed to reimburse Innisfree for out-of-pocket expenses and to indemnify Innisfree against certain liabilities and expenses, including reasonable legal fees and related charges. Innisfree will solicit consents from individuals, brokers, banks, bank nominees and other institutional holders. The entire expense of soliciting consents in connection with the Proposals is being borne by Parent.

Merrill Lynch & Co. (“Merrill Lynch”) is acting as Broadcom’s financial advisor in connection with the proposed transaction and Dealer Manager for the Offer, for which services Merrill Lynch will receive customary compensation. In addition, Broadcom has agreed to reimburse Merrill Lynch for reasonable expenses (including reasonable fees and disbursements of counsel) incurred in connection with its engagement and to indemnify Merrill Lynch, its affiliates, its and their respective directors, officers, employees and agents and each other person controlling Merrill Lynch or any of its affiliates, against specified liabilities. Merrill Lynch does not admit that it, any controlling person of Merrill Lynch or any of their respective directors, officers, employees, agents or affiliates is a “participant” (as defined in Schedule 14A under the Exchange Act) in the solicitation of consents in respect of the proposed transaction or that Schedule 14A requires the disclosure of certain information concerning them. None of Merrill Lynch or any of the foregoing persons will receive any compensation for, or in connection with, any solicitation activities in addition to the compensation and expense reimbursements described above under its engagement as financial advisor to Broadcom. Merrill Lynch and its affiliates have provided and may in the future provide various investment banking, financial advisory and other services to Parent or its affiliates, for which they have received or may receive customary compensation. In the ordinary course of business, including in their trading and brokerage operations and in a fiduciary capacity, Merrill Lynch and its affiliates may hold positions, both long and short, for their own accounts and for those of their customers, in the Shares.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this Consent Statement other than statements or characterizations of historical fact, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our business and industry, management’s beliefs, and certain assumptions made by us, all of which are subject to change. Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “could,” “potential,” “continue,” “ongoing,” similar expressions, and variations or negatives of these words.

These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement. Important risk factors that could contribute to such differences or otherwise affect our business, results of operations and financial condition include the possibility that we will not pursue a transaction with the Company and the risk factors discussed in Parent’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings. The forward-looking statements in this Consent Statement speak only as of this date. We undertake no obligation to revise or update publicly any forward-looking statement, except as required by law.

STOCKHOLDER PROPOSALS FOR THE COMPANY’S 2009 ANNUAL MEETING

Pursuant to the Company’s definitive proxy statement for its 2008 Annual Meeting filed with the Commission on October 14, 2008, to be considered for inclusion in the proxy statement relating to the 2009 Annual Meeting, stockholder proposals must be received by the Secretary of the Company no later than June 14, 2009. Pursuant to the Company’s Bylaws, as adopted on January 14, 2009, stockholder proposals submitted outside of the Rule 14a-8 procedure must be delivered to the Secretary of the Company no later than August 21, 2009, but no earlier than July 22, 2009; provided, however, that if the date of the Company’s 2009 annual meeting of stockholders is more than 30 day before or more than 60 days after November 19, 2009, notice must be received no earlier than the 120th day prior to such annual meeting and no later than the later of the 90th day prior to such annual meeting or the tenth day following the day on which public disclosure of the date of such meeting is first made by the Company. We assume no responsibility for the accuracy or completeness of this information.

OTHER INFORMATION

Information regarding security ownership of certain persons who beneficially own more than 5% of the Shares and directors and executive officers of the Company is set forth on Schedule II hereto.

The information concerning the Company contained in this Consent Statement and Schedule II hereto has been taken from, or is based upon, publicly available documents on file with the Commission and other publicly available information. Although we have no knowledge that would indicate that statements relating to the Company contained in this Consent Statement in reliance upon publicly available information are inaccurate or incomplete, to date we have not had direct access to the books and records of the Company, were not involved in the preparation of such information and statements and are not in a position to verify any such information or statements. Accordingly, we do not take any responsibility for the accuracy or completeness of such information.

This Consent Statement is dated [          ], 2009. You should not assume that the information contained in this Consent Statement is accurate as of any date other than such date, and the mailing of this Consent Statement to stockholders shall not create any implication to the contrary.

The information contained in this Consent Statement concerning the Offer is a summary which highlights selected information from the Offer to Purchase and may not contain all of the information that is important to you. To understand the Offer fully and for a more complete description of the terms of the Offer, you should read carefully the entire Offer to Purchase and accompanying Letter of Transmittal.

Your prompt action is important. Make your views clear to your Board by signing, dating and returning the enclosed GOLD consent card today.

FIJI ACQUISITION CORPORATION
BROADCOM CORPORATION

[          ], 2009

If you have any questions regarding your GOLD consent card or require any assistance, please contact:

Innisfree M&A Incorporated
501 Madison Avenue
20th Floor
New York, NY 10022

Stockholders May Call Toll Free: (877) 687-1875
Banks and Brokers May Call Collect: (212) 750-5833

SCHEDULE I

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF PURCHASER AND PARENT AND CERTAIN OTHER REPRESENTATIVES OF PARENT AND THE PURCHASER

1.	Directors and Executive Officers of Purchaser.

The following table sets forth the name, current business address and current principal occupation or employment of each director and executive officer of Purchaser. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Purchaser.

Name	Present Office with Purchaser or Other Principal Occupation

Nariman Yousefi	President and Chief Executive Officer of Purchaser. Senior Vice President & General Manager, Enterprise Networking Group, of Parent.
Adam Spice	Vice President, Chief Financial Officer, Treasurer and Director of Purchaser. Vice President, Finance & Corporate Development, of Parent.
DeAnn Work	Vice President, Secretary and Director of Purchaser. Vice President, Deputy General Counsel, of Parent.

2.	Directors and Executive Officers of Parent.

The following table sets forth the name, current business address and current principal occupation or employment of each director and each executive officer of Parent. Unless otherwise indicated, the current business address of each person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Office with Parent or Other Principal Occupation

George L. Farinsky	Director. Executive Vice President and Chief Financial Officer of Ashton-Tate Corporation until retirement in 1991.
Nancy H. Handel	Director. Retired from Applied Materials in January 2007.
Eddy W. Hartenstein	Director. Publisher and Chief Executive Officer of the Los Angeles Times.
John E. Major	Director, Chairman of the Board. President and founder of MTSG, a strategic consulting and investment company.
Scott A. McGregor	Director, President and Chief Executive Officer.
William T. Morrow	Director. Chief Executive Officer of Clearwire Corporation, a provider of wireless broadband services.
Robert E. Switz	Director. President, Director, Chairman of the Board and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of broadband network equipment and software.
Alan E. Ross	Director, retiring and not standing for re-election to the Board of Parent this year. Independent venture capitalist.
Eric K. Brandt	Senior Vice President and Chief Financial Officer.
Arthur Chong	Senior Vice President, General Counsel and Secretary.
Thomas F. Lagatta	Senior Vice President, Worldwide Sales.
Robert L. Tirva	Vice President, Corporate Controller and Principal Accounting Officer.

I-1

3.	Certain Employees of Parent Who May Also Solicit Proxies.

The following table sets forth the name and present principal occupation or employment of certain employees of Parent who may also solicit proxies. The business address of each such person is 5300 California Avenue, Irvine, California 92617-3038. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Parent.

Name	Present Office With Parent

T. Peter Andrew	Vice President, Corporate Communications.

I-2

SCHEDULE II

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND MANAGEMENT OF THE COMPANY

5% Beneficial Owners

Based upon Purchaser’s review of publicly available Commission filings, to Purchaser’s knowledge, the stockholders set forth below beneficially owned as of the dates indicated more than 5% of the outstanding Shares.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership		Class(1)

Wellington Management Company, LLP 75 State Street Boston, MA 02109	5,296,534	(2)	6.41%
AXA Assurances I.A.R.D Mutuelle, AXA Assurances Vie Mutuelle and AXA 26, rue Drouot 75009 Paris, France	4,545,653	(3)	5.50%

(1)	Percent of class is based on the number of shares outstanding on April 22, 2009 as set forth in the Company’s most recently filed Quarterly Report on Form 10-Q (82,615,931 shares).

(2)	Based on the Schedule 13G filed by Wellington Management Company on February 17, 2009, disclosing beneficial ownership as of December 31, 2008.

(3)	Based on the Schedule 13G filed by AXA Financial, Inc. and affiliates on February 13, 2009, disclosing beneficial ownership as of December 31, 2008.

Directors and Executive Officers

Except as otherwise noted, the following information concerning the beneficial ownership of the Company’s Shares by the directors and the executive officers of the Company was copied from the Company’s Proxy Statement filed on October 14, 2008.

	Amount and
	Nature of
	Beneficial		Percent of
Name of Beneficial Owner	Ownership(1)		Class(2)

Fred B. Cox	431,500	(3)	*
Michael P. Downey	153,000	(4)	*
Bruce C. Edwards	248,000	(5)	*
Paul F. Folino	2,072,645	(6)	2.5%
Robert H. Goon	131,000	(7)	*
Sadie A. Herrera	549,868	(8)	*
Don M. Lyle	151,000	(9)	*
Dean A. Yoost	95,000	(10)	*
James M. McCluney	971,212	(11)	1.2%
Michael J. Rockenbach	893,423	(12)	1.1%
Marshall D. Lee	316,704	(13)	*
Michael E. Smith	502,833	(14)	*
All directors and executive officers as a group (15 persons)(15)	7,271,737		8.9%

(1)	This column lists voting securities, including restricted stock held by the executive officers over which they have sole voting power but no investment power. Otherwise, except as otherwise indicated and subject to applicable community property and similar laws, we assume that each named owner has the sole voting and investment power with respect to their shares (other than shares subject to options). Amount of shares beneficially owned includes shares which are subject to options which are exercisable within 60 days of the date of this table.

(2)	Percent of class is based on the number of shares outstanding on the date of this table (82,117,029 shares) plus, with respect to each named person, the number of shares of common stock, if any, which the stockholder has the right to acquire within 60 days of such date. Ownership of less than one percent is indicated by an asterisk.

(3)	Revised to include the restricted stock award granted to Mr. Cox on November 20, 2008, as described in the Form 4 filed on November 20, 2008, and consists of (i) 8,750 shares held by Mr. Cox; (ii) 84,000 shares held in an irrevocable trust with the trustees having voting and investing control; Mr. and Mrs. Cox are not trustees but are beneficiaries of this trust; (iii) 200,000 shares held by a limited liability company owned by members of Mr. Cox’s family; Mr. Cox and his wife have no ownership, beneficial or otherwise and no management or investment control in this limited liability company; (iv) 8,750 shares of restricted stock held by Mr. Cox; and (v) 130,000 shares which are subject to options held by Mr. Cox which are exercisable within 60 days of the date of this table.

(4)	Revised to include the restricted stock award granted to Mr. Downey on November 20, 2008, as described in the Form 4 filed on November 20, 2008, and consists of (i) 14,250 shares held by Mr. Downey; (ii) 8,750 shares of restricted stock held by Mr. Downey; and (iii) 130,000 shares which are subject to options held by Mr. Downey which are exercisable within 60 days of the date of this table.

(5)	Consists of (i) 7,000 shares held by Mr. Edwards; (ii) 4,000 shares held in a family trust of which Mr. Edwards and his wife are co-trustees and share voting and investment power; (iii) 7,000 shares of restricted stock held by Mr. Edwards; and (iv) 230,000 shares which are subject to options held by Mr. Edwards which are exercisable within 60 days of the date of this table.

(6)	Consists of (i) 23,498 shares held by a family trust of which Mr. Folino and his wife are co-trustees and share voting and investment power; (ii) 800 shares held by his daughter; (iii) 105,000 shares of restricted stock held by Mr. Folino; and (iv) 1,943,347 shares which are subject to options held by Mr. Folino which are exercisable within 60 days of the date of this table.

(7)	Revised to include the restricted stock award granted to Mr. Goon on November 20, 2008, as described in the Form 4 filed on November 20, 2008, and consists of (i) 12,250 shares held by Mr. Goon; (ii) 8,750 shares of restricted stock held by Mr. Goon; and (iii) 110,000 shares which are subject to options held by Mr. Goon which are exercisable within 60 days of the date of this table.

(8)	Consists of (i) 22,039 shares held by Ms. Herrera; (ii) 1,000 shares held by Ms. Herrera’s husband; (iii) 51,000 shares of restricted stock held by Ms. Herrera; and (iv) 475,829 shares which are subject to options held by Ms. Herrera which were exercisable as of April 21, 2008, her last day of employment with Emulex, or were exercisable within 60 days following April 21, 2008. In connection with the termination of her employment, Ms. Herrera entered into consulting and transition agreements with Emulex for a total maximum term of three years, during which her stock options and restricted stock awards will continue to vest. A description of the termination arrangement can be found in the Company’s Proxy Statement filed on October 14, 2008 under the section entitled “Potential Payments Upon Termination or Change in Control.”

(9)	Revised to include the restricted stock award granted to Mr. Cox on November 20, 2008, as described in the Form 4 filed on November 20, 2008, and consists of (i) 12,250 shares held by Mr. Lyle; (ii) 8,750 shares of restricted stock held by Mr. Lyle; and (iii) 130,000 shares which are subject to options held by Mr. Lyle which are exercisable within 60 days of the date of this table.

(10)	Consists of (i) 7,000 shares held by Mr. Yoost; (ii) 1,000 shares held by Mr. Yoost and his wife; (iii) 7,000 shares of restricted stock held by Mr. Yoost; and (iv) 80,000 shares which are subject to options held by Mr. Yoost which are exercisable within 60 days of the date of this table.

(11)	Consists of (i) 78,866 shares held by Mr. McCluney; (ii) 265,000 shares of restricted stock held by Mr. McCluney; and (iii) 627,346 shares which are subject to options held by Mr. McCluney which are exercisable within 60 days of the date of this table.

(12)	Consists of (i) 153,130 shares held by Mr. Rockenbach; (ii) 17,460 shares held by his children; (iii) 110,500 shares of restricted stock held by Mr. Rockenbach; and (iv) 612,333 shares which are subject to options held by Mr. Rockenbach which are exercisable within 60 days of the date of this table.

(13)	Consists of (i) 21,204 shares held by Mr. Lee; (ii) 105,500 shares of restricted stock held by Mr. Lee; and (iii) 190,000 shares which are subject to options held by Mr. Lee which are exercisable within 60 days of the date of this table.

(14)	Consists of (i) 71,500 shares of restricted stock held by Mr. Smith; and (ii) 431,333 shares which are subject to options held by Mr. Smith which are exercisable as of as of July 18, 2008, his last day of employment with Emulex, or were exercisable within 60 days following July 18, 2008. Under Mr. Smith’s termination arrangement with us, his stock options and restricted stock continued to vest through September 5, 2008. A description of the termination arrangement can be found in the Company’s Proxy Statement filed on October 14, 2008 under the section entitled “Potential Payments Upon Termination or Change in Control.”

(15)	Includes persons who serve as executive officers of Emulex’s principal subsidiaries. Recalculated to include the restricted stock awards granted to Mr. Cox, Mr. Downey, Mr. Goon and Mr. Lyle on November 20, 2008, as described in their respective Forms 4 filed on November 20, 2008. Percent of class is based on the number of shares outstanding as of the date of this table.

PRELIMINARY COPY – SUBJECT TO COMPLETION, DATED MAY 5, 2009

FORM OF CONSENT CARD—GOLD

THIS CONSENT IS SOLICITED ON BEHALF OF
BROADCOM CORPORATION AND FIJI ACQUISITION CORPORATION

Unless otherwise indicated below, the undersigned, a stockholder of record of shares of common stock, par value $0.10 (the “Shares”) of Emulex Corporation, a Delaware corporation (the “Company”), as of the record date established for determining stockholders entitled to consent to the following actions, hereby consents pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, as amended, with respect to all Shares held by the undersigned to the taking of the following actions without a meeting of the stockholders of the Company:

BROADCOM RECOMMENDS THAT YOU CONSENT TO ALL OF THE PROPOSALS BELOW.

1.	Amend Section 2.3 of the amended and restated bylaws of the Company (the “Bylaws”) to authorize stockholders who own, individually or in the aggregate, 10% or more of the Company’s issued and outstanding Shares to call a special meeting of stockholders, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

2.	Each of the undersigned hereby appoints and constitutes each of Eric Brandt and Arthur Chong (the “Designated Agents”), acting severally or jointly and each with full power of substitution, the proxies and agents of the undersigned to represent the undersigned and all Shares held by the undersigned: (i) to take all action necessary or appropriate to request that the Company call a special meeting of the stockholders of the Company to remove all directors in office at the time of the special meeting from the Board, to amend Section 3.3 of the Bylaws to provide that any vacancies in the Board resulting from stockholder action may be filled only by the stockholders, to elect an alternative slate of director nominees to serve as directors of the Company until the 2009 annual meeting of the Company or until their successors are duly elected and qualified and to repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009 and before the special meeting; (ii) to set the time, date and place of the special meeting; and (iii) to exercise any and all of the other rights of the undersigned incidental to calling and convening the special meeting and causing the purposes of the authority expressly granted pursuant to the agent designation to be carried into effect; provided, however, that nothing contained in this instrument shall be construed to grant the Designated Agents the right, power or authority to vote any shares owned by the undersigned at the special meeting.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

3.	Amend the advance notice bylaw in Section 3.18 of the Bylaws to limit its application to stockholder nominations for elections to the Board at annual meetings of the stockholders, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

4.	Amend Section 2.7 of the Bylaws to require the Board to fix a record date for any special meeting of stockholders called in response to the written request of one or more stockholder(s) within ten days of receipt of such request, as set forth in “Additional Information Regarding the Proposals”.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

5.	Repeal any amendments to the Bylaws adopted by the Board on or after January 15, 2009.

☐ CONSENT       ☐ DOES NOT CONSENT       ☐ ABSTAINS

IF NO BOX IS MARKED FOR ANY PROPOSAL, THE UNDERSIGNED WILL BE DEEMED TO CONSENT TO SUCH PROPOSAL.

The effectiveness of Proposal 2 is subject to, and conditioned upon, the adoption of Proposal 1. The effectiveness of Proposals 1, 3, 4 and 5 are not subject to the effectiveness of any other Proposal.

In order for your consent to be valid, it must be dated.

  Dated:                 , 2009

  Signature of Stockholder (title, if any)

  Signature of Stockholder (if held jointly)

Please sign exactly as your name or names appear on the stock certificate or on the attached label. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

     Please sign, date and return this consent card promptly in the enclosed postage-paid envelope.